Exhibit 21             Subsidiaries of Fidelity Federal Bancorp

                                                           Jurisdiction of
Name                                                         Incorporation
----                                                        ----------------
Fidelity Federal Bancorp:
    United Fidelity Bank, fsb                                     Indiana
    Village Affordable Housing Corporation                        Indiana
    Village Securities Corporation                                Indiana

Also included are the subsidiaries of United Fidelity Bank, fsb:
    Village Insurance Corporation                                 Indiana
    Village Housing Corporation                                   Indiana
    Village Management Corporation                                Indiana
    Village Capital Corporation                                   Indiana